Exhibit 99.1

FOR IMMEDIATE RELEASE

ROYAL CARIBBEAN GROUP REPORTS THIRD QUARTER RESULTS ABOVE EXPECTATIONS AND RAISES FULL YEAR GUIDANCE

MIAMI – October 27, 2026 – Royal Caribbean Group (NYSE: RCL) today reported third quarter Earnings per Share ("EPS") of $6.45 and Adjusted EPS of $6.57. These results were better than the company's guidance, driven by strong close-in demand and lower costs due to timing. The company now expects full year Adjusted EPS to be in the range of $17.85 to $17.95. The increase in earnings expectations reflects the stronger-than-expected third quarter performance partially offset by higher than anticipated fuel costs (based on current at-the-pump rates) and currency exchange rates.

“Our third quarter results reflect continued strong consumer demand for our vacation experiences and the accelerated momentum across our industry leading brands,” said Jason Liberty, Chairman and CEO, Royal Caribbean Group. “Our strategy to turn the vacation of a lifetime into a lifetime of vacations is propelling our business by leveraging our leading brands, differentiated experiences, loyalty platform and technology capabilities to deepen guest relationships, increase vacation frequency and capture a greater share of the growing global vacation market. Taking further advantage of our leading vacation platform, the recently announced partnership with Sandals and Beaches Resorts is intended to drive significant shareholder value as we expand our vacation ecosystem, giving guests more ways to vacation with us across more occasions.”

“Demand for our leading vacation experiences remains strong, and while it is still early, 2027 bookings are pacing ahead of historical levels at higher rates,” Liberty continued. “2027 also marks the final year of our Perfecta target period. The underlying business is performing well ahead of our initial expectations, and based on the forward fuel curve, we remain on track to achieve our Perfecta goals of delivering 20% Adjusted EPS CAGR from 2024 through 2027, or a $20-handle in 2027. We are currently already above our ROIC target.”

Third Quarter 2026:
•Total revenue was $5.6 billion, a 9% increase year over year. Load factor in the third quarter was 112%.
•Gross Margin Yields decreased 0.8% as-reported. Net Yields increased 0.9% as-reported and 0.6% in Constant Currency, driven by better-than-expected close-in demand in Europe and the Caribbean.
•Gross Cruise Costs per Available Passenger Cruise Days ("APCD") decreased 0.7% as-reported. Net Cruise Costs ("NCC"), excluding Fuel, per APCD decreased 1.9% as-reported and 1.8% in Constant Currency, due to the timing of expenses that shifted into the fourth quarter.
•Net Income was $1.7 billion or $6.45 per share, Adjusted Net Income was $1.8 billion or $6.57 per share, and Adjusted EBITDA was $2.5 billion.

Full Year 2026 Outlook:
•Revenue is expected to grow 9% year over year. Net Yields are expected to increase approximately 2.7% as-reported and approximately 2.1% in Constant Currency.
•NCC, excluding Fuel, per APCD are expected to increase approximately 0.4% as-reported and be approximately flat in Constant Currency.
•Adjusted EPS is expected to be in the range of $17.85 to $17.95.

Sandals and Beaches Resorts Partnership
In September, Royal Caribbean Group announced an agreement to acquire a 50% interest in Sandals and Beaches Resorts, expanding the company’s vacation platform into the all-inclusive resort category. The Sandals and Beaches Resorts' portfolio includes 18 resorts across the Caribbean and three resorts under development. It also includes over 1,000 acres of undeveloped land in the Caribbean, including acreage adjacent to existing resorts, creating a meaningful runway for continued growth.

Sandals and Beaches are leading brands in the all-inclusive resort category, with high brand awareness, strong guest satisfaction and a loyal customer base. The portfolio has benefited from significant investment in recent years, including physical upgrades across the resorts and continued enhancements to the guest experience. The partnership will preserve the identity, operating leadership, and Caribbean character of the brands, while providing additional resources and capabilities to support continued value creation. Approximately 30% of Royal Caribbean Group guests also take all-inclusive vacations, while a similar percentage of Sandals and Beaches guests also cruise, creating a significant opportunity to introduce each portfolio to new guests and capture a greater share of the vacations they already take.

“Our mission is to deliver the best vacation experiences responsibly. Sandals and Beaches Resorts extend our platform into an attractive adjacent category, unlocking more ways to deliver on that mission,” said Jason Liberty, Chairman and CEO, Royal Caribbean Group. “Underpinned by the strength and significant growth opportunities of our core business, this investment accelerates our strategy to capture a greater share of the rapidly growing vacation market. By bringing together Sandals and Beaches’ hospitality and Caribbean expertise with our global commercial reach, loyalty and technology capabilities, we see meaningful opportunities to reach new guests, increase vacation frequency, and leverage our combined scale to create additional synergies and value over time.”

The investment is expected to close in early 2027, subject to customary closing conditions and regulatory approvals. The company's share of earnings from Sandals and Beaches Resorts is expected to be immediately accretive, with contribution in 2027 dependent on the timing of the transaction close. The investment is expected to be accounted for under the equity method, with results reported on a one-quarter lag. The expected contribution from Sandals and Beaches Resorts will be incorporated into the company’s 2027 guidance, along with related detail, upon closing.

Third Quarter 2026 Results
Net Income for the third quarter of 2026 was $1.7 billion or $6.45 per share compared to Net Income of $1.6 billion or $5.74 per share for the same period in the prior year. Adjusted Net Income was $1.8 billion or $6.57 per share for the third quarter of 2026 compared to Adjusted Net Income of $1.6 billion or $5.75 per share for the same period in the prior year. The company also reported total revenues of $5.6 billion and Adjusted EBITDA of $2.5 billion.

Capacity for the third quarter was up 8% year over year and the company delivered memorable vacations to 2.7 million guests, a 9% increase year over year. Total revenue increased 9% year over year. Gross Margin Yields decreased 0.8% as-reported, and Net Yields increased 0.9% as-reported (0.6% in Constant Currency), when compared to the third quarter of 2025. Load factor for the quarter was 112%. Net Yield growth exceeded the company’s guidance primarily driven by better than expected close-in demand in Europe and the Caribbean.

Gross Cruise Costs per APCD decreased 0.7% as-reported, compared to the third quarter of 2025. NCC, excluding Fuel, per APCD decreased 1.9% as-reported (and decreased 1.8% in Constant Currency), when compared to the third quarter of 2025. The better-than-expected cost performance in the third quarter was due to the timing of expenses that shifted into the fourth quarter.

Demand, Bookings and Vacation Platform
Since the last earnings call, booking volumes have increased in the mid-teens across all major channels, with bookings for 2027 sailings up in the high teens, demonstrating strong demand as booking activity builds for 2027.

The company continues to see strong engagement across the vacation journey. Third quarter pre-cruise and onboard revenue rates were ahead of prior year, and fourth quarter pre-cruise revenue rates are also booked ahead of last year. The company’s expanding range of products and services, together with its technology capabilities, is enabling more relevant and personalized engagement by connecting guests with the right experiences at the right time.

Fourth Quarter 2026
In line with the company's prior expectation, Net Yields are expected to be 4.4% to 4.9% as-reported and 4.2% to 4.7% in Constant Currency as compared to 2025. Net Yield growth is driven by strong demand, a more favorable year-over-year comparison, deployment mix, and the timing of dry docks. Total revenue is expected to grow 9%.

NCC, excluding Fuel, per APCD is expected to decrease 1.5% to 1.0% as-reported and 1.4% to 0.9% in Constant Currency as compared to 2025.

Based on current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company expects fourth quarter Adjusted EPS to be in the range of $3.48 to $3.58.

Fuel Expense
Bunker pricing, net of hedging, for the third quarter was $778 per metric ton and consumption was 446,000 metric tons.

The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on current fuel prices, the company has included $379 million of fuel expense in its fourth quarter guidance, which is 58% hedged via swaps at a forecasted consumption of 463,000 metric tons.

Forecasted consumption is 58%, 53%, 29%, and 14% hedged via swaps for 2026, 2027, 2028, and 2029 respectively. The annual average cost per metric ton of the hedge portfolio is approximately $471, $405, $424, and $451 for 2026, 2027, 2028, and 2029 respectively.

The company provided the following guidance for the fourth quarter and full year 2026:

FUEL STATISTICS	Fourth Quarter 2026	Full Year 2026
Fuel Consumption (metric tons)	463,000	1,763,000
Fuel Expenses	$379 million	$1,345 million
	Fourth Quarter 2026	Remainder of Year 2026
Percent Hedged (fwd. consumption)	58.0%	58.0%

GUIDANCE	As-Reported	Constant Currency
Fourth Quarter 2026
Net Yields vs. 2025	4.4% to 4.9%	4.2% to 4.7%
Net Cruise Costs per APCD vs. 2025	1.9% to 2.4%	2.0% to 2.5%
Net Cruise Costs per APCD ex. Fuel vs. 2025	(1.5%) to (1.0%)	(1.4%) to (0.9%)
Full Year 2026
Net Yields vs. 2025	Approximately 2.7%	Approximately 2.1%
Net Cruise Costs per APCD vs. 2025	Approximately 1.8%	Approximately 1.5%
Net Cruise Costs per APCD ex. Fuel vs. 2025	Approximately 0.4%	Approximately Flat

GUIDANCE	Fourth Quarter 2026	Full Year 2026
APCDs	14.7 million	56.8 million
Capacity change vs. 2025	5.0%	6.6%
Depreciation and amortization	$460 to $470 million	$1,870 to $1,890 million
Net Interest, excluding loss on extinguishment of debt	$255 to $265 million	$995 to $1,005 million
Adjusted EPS	$3.48 to $3.58	$17.85 to $17.95

SENSITIVITY	Fourth Quarter 2026	Full Year 2026
1% Change in Net Yields	$37 million	$155 million
1% Change in NCC excluding Fuel	$19 million	$73 million
	Fourth Quarter 2026	Remainder of Year 2026
1% Change in Currency	$6 million	$6 million
10% Change in Fuel prices	$15 million	$15 million
100 basis pt. Change in SOFR	$0.3 million	$0.3 million

Exchange rates used in guidance calculations
GBP	$1.32
AUD	$0.70
CAD	$0.70
EUR	$1.12

Exhibit 99.1

Liquidity
As of September 30, 2026, the company's liquidity position was $7.4 billion, which includes cash and cash equivalents and undrawn revolving credit facility capacity. During the quarter, the company issued $1.25 billion of 5.550% senior unsecured notes due 2034. The proceeds were used to repay a portion of the company’s floating-rate term loan facilities and debt maturing in 2027.

In October, the company entered into a $400 million delayed-draw term loan with Export Development Canada (EDC), Canada's export credit agency, representing a new source of capital. The facility includes terms and covenants that are generally consistent with the company’s existing revolving credit facility. In addition, the company increased its revolving credit facility by $50 million, for a total capacity of $6.65 billion.

The company noted that as of September 30, 2026, the scheduled debt maturities for 2026, 2027, 2028, 2029 and 2030 were $0.6 billion, $2.4 billion, $3.2 billion, $1.1 billion, and $1.1 billion respectively.

Capital Expenditures and Capacity Guidance
Capital expenditures for the full year 2026 are expected to be approximately $4.6 billion, based on current foreign exchange rates, and are predominantly related to the company's new ship order book and land-based destination initiatives. Non-new ship related capital expenditures are expected to be $1.5 billion.

Capacity changes for 2026 are expected to be 6.6% compared to 2025. Capacity changes for 2027, 2028, and 2029 are expected to be approximately 4.5%, 6.0%, and 6.5%, respectively. These figures do not include potential ship sales or additions that the company may elect in the future.

Conference call scheduled
The company has scheduled a conference call at 10 a.m. Eastern Time today. This call can be heard, either live or on a delayed basis, on the company's investor relations website at www.rclinvestor.com.

Definitions
Selected Operational and Financial Metrics

Adjusted Earnings per Share ("Adjusted EPS") is a non-GAAP measure that represents Adjusted Net Income attributable to Royal Caribbean Cruises Ltd. (as defined below) divided by basic weighted average shares outstanding or by diluted weighted average shares outstanding, as applicable. We believe that this non-GAAP measure is meaningful when assessing our performance on a comparative basis.

Adjusted EBITDA is a non-GAAP measure that represents EBITDA (as defined below) excluding certain items that we believe adjusting for is meaningful when assessing our profitability on a comparative basis. For the periods presented, these items included (i) other (income) expense; (ii) restructuring charges and other initiative expenses; and (iii) equity investment impairment, (recovery) of losses and other.

Adjusted EBITDA Margin is a non-GAAP measure that represents Adjusted EBITDA (as defined above) divided by total revenues.

Adjusted Gross Margin represents Gross Margin, adjusted for payroll and related, food, fuel, other operating, and depreciation and amortization expenses. Gross Margin is calculated pursuant to GAAP as total revenues less total cruise operating expenses, and depreciation and amortization expenses.

Adjusted Net Income attributable to Royal Caribbean Cruises Ltd. is a non-GAAP measure that represents Net Income attributable to Royal Caribbean Cruises Ltd., excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items included (i) loss on extinguishment of debt and inducement expense; (ii) restructuring charges and other initiative expenses; (iii) the amortization of the Silversea intangible assets resulting from the Silversea acquisition; (iv) gain on sale of noncontrolling interest; and (v) equity investment impairment, (recovery) of losses, and other.

Adjusted Operating Income is a non-GAAP measure that represents operating income including income from equity investments and provision for income taxes but excluding certain items for which we believe adjusting for is meaningful when assessing our operating performance on a comparative basis. We use this non-GAAP measure to calculate ROIC (as defined below).

Available Passenger Cruise Days (“APCD”) is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period, which excludes canceled cruise days and cabins not available for sale. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.

Constant Currency is a significant measure for our revenues and expenses, which are denominated in currencies other than the U.S. Dollar. Because our reporting currency is the U.S. Dollar, the value of these revenues and expenses in U.S. Dollar will be affected by changes in currency exchange rates. Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element. For this reason, we also monitor our revenues and expenses in "Constant Currency" - i.e., as if the current period's currency exchange rates had remained constant with the comparable prior period's rates. We calculate "Constant Currency" by applying the average of the prior period exchange rates for each of the corresponding months, of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods. We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods. It should be emphasized that the use of Constant Currency is primarily used by us for comparing short-term changes and/or projections. Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

EBITDA is a non-GAAP measure that represents Net Income attributable to Royal Caribbean Cruises Ltd. excluding (i) interest income; (ii) interest expense, net of interest capitalized; (iii) depreciation and amortization expenses; and (iv) provision for income taxes. We believe that this non-GAAP measure is meaningful when assessing our operating performance on a comparative basis.

Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Margin Yield represent Gross Margin per APCD.

Invested Capital represents the most recent five-quarter average of total debt (i.e., Current portion of long-term debt plus Long-term debt) plus the most recent five-quarter average of Total shareholders' equity. We use this measure to calculate ROIC (as defined below).

Net Cruise Costs and Net Cruise Costs excluding Fuel are non-GAAP measures that represent Gross Cruise Costs excluding commissions, transportation and other expenses, and onboard and other expenses and, in the case of Net Cruise Costs excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs excluding Fuel to be the most relevant indicators of our cost performance. For the periods presented, Net Cruise Costs and Net Cruise Costs excluding Fuel exclude restructuring charges and other initiative expenses.

Net Yields represent Adjusted Gross Margin per APCD. We utilize Adjusted Gross Margin and Net Yields to manage our business on a day-to-day basis as we believe that they are the most relevant measures of our pricing performance because they reflect the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses, and onboard and other expenses.

Occupancy ("Load factor"), in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days (as defined below) by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days ("PCD") represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.
Perfecta Program refers to the multi-year Adjusted EPS and ROIC goals we are seeking to achieve by end of 2027. Under our Perfecta Program, we are targeting 20% compound annual growth rate in Adjusted EPS compared to 2024 and ROIC of 17% or higher by the end of 2027.

Return on Invested Capital ("ROIC") represents Adjusted Operating Income divided by Invested Capital. We believe ROIC is a meaningful measure because it quantifies how efficiently we generated operating income relative to the capital we have invested in the business.

For additional information see “Adjusted Measures of Financial Performance” below.

About Royal Caribbean Group
Royal Caribbean Group is a leading global vacation company spanning cruise, exclusive destinations, and land-based vacation experiences. The company operates 71 ships sailing to more than 1,000 destinations across all seven continents through its three wholly owned brands - Royal Caribbean, Celebrity Cruises, and Silversea - and a 50% joint venture interest in TUI Cruises which operates the Mein Schiff and Hapag-Lloyd brands.

The Group is expanding its portfolio of private destinations through its Perfect Day and Royal Beach Club collections, and the company will enter river cruising in 2027 with Celebrity River Cruises. Powered by innovative brands, advanced technology, and an industry-leading loyalty program, the company has built a connected vacation ecosystem, turning the vacation of a lifetime into a lifetime of vacations.

Named to the Fortune World’s Most Admired Companies 2026 list and to Forbes’ 2026 Best American Companies lists, Royal Caribbean Group is guided by its mission to deliver the best vacations responsibly. For more information, visit www.royalcaribbeangroup.com.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release relating to, among other things, our future performance estimates, forecasts and projections constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to: statements regarding the benefits and expected impact of the proposed joint venture with Sandals and Beaches Resorts, including the timing of the closing of the transaction, earnings impact, and anticipated growth, expansion and future opportunities for the joint venture; statements regarding revenues, costs and financial results for 2026 and beyond; anticipated timing for launch of private destinations; our progress toward achievement of our Perfecta program; demand for our brands; expectations on river cruise offerings; future capital expenditures; and expectations regarding our credit profile and fuel expenses. Words such as "anticipate," "believe," "committed," "could," "driving," "estimate," "expect," "goal," "intend," "may," "plan," "encouraged," "project," "shaping up," "position," "allows," "seek," "should," "will," "would," "considering," and similar expressions are intended to help identify forward-looking statements. Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to, the following: the impact of the economic and geopolitical environment, including changing tariffs and the related uncertainty thereof, on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; changes in operating costs; the unavailability or cost of air service; disease outbreaks and increased concern about the risk of illness on our ships or when travelling to or from our ships, which could cause a decrease in demand, guest cancellations, and ship redeployments; incidents or adverse publicity concerning our ships, port facilities, land destinations and/or passengers or the cruise vacation industry in general; the effects of weather, climate events and/or natural disasters on our business; risks related to our sustainability activities; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; unavailability of ports of call; vacation industry competition and increase in industry capacity and overcapacity; inability to manage our cost and capital allocation strategies; the uncertainties of conducting business globally and expanding into new markets and new ventures, including potential acquisitions; issues with travel advisers that sell and market our cruises; reliance on third-party service providers; potential unavailability of insurance coverage; the risks and costs related to cyber security attacks, data breaches, protecting our systems and maintaining data integrity and security; uncertainties of a foreign legal system as we are not incorporated in the United States; our ability to obtain sufficient financing or capital to fund our capital expenditures, operations, debt repayments and other financing needs; our expectation and ability to pay a cash dividend on our common stock in the future; changes to our dividend policy; growing anti-tourism sentiments and environmental concerns; changes in U.S. or other countries' foreign travel policy; impact of new or changing legislation and regulations (including environmental regulations) or governmental orders on our business; fluctuations in foreign currency exchange rates, fuel prices and interest rates; further impairments of our goodwill, long-lived assets, equity investments and notes receivable; an inability to source our crew or our provisions and supplies from certain places; our ability to recruit, develop and retain high quality personnel; and pending or threatened litigation, investigations and enforcement actions.
More information about factors that could affect our operating results is included under the caption “Risk Factors” in our most recent annual report on Form 10-K, as well as our other filings with the SEC, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or U.S. GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding U.S. GAAP measures.

A reconciliation to the most comparable U.S. GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release. We have not provided a quantitative reconciliation of the projected non-GAAP financial measures to the most comparable GAAP financial measures because preparation of meaningful U.S. GAAP projections would require unreasonable effort. Due to significant uncertainty, we are unable to predict, without unreasonable effort, the future movement of foreign exchange rates, fuel prices and interest rates inclusive of our related hedging programs. In addition, we are unable to determine the future impact of non-core business related gains and losses which may result from strategic initiatives. These items are uncertain and could be material to our results of operations in accordance with U.S. GAAP. Due to this uncertainty, we do not believe that reconciling information for such projected figures would be meaningful.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in millions, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Passenger ticket revenues	$3,885	$3,637	$10,250	$9,579
Onboard and other revenues	1,706	1,502	4,625	4,097
Total revenues	5,591	5,139	14,876	13,676
Cruise operating expenses:
Commissions, transportation and other	735	696	1,921	1,823
Onboard and other	338	312	838	775
Payroll and related	399	342	1,204	1,010
Food	287	264	813	750
Fuel	347	297	966	854
Other operating	606	569	1,763	1,630
Total cruise operating expenses	2,711	2,479	7,506	6,841
Marketing, selling and administrative expenses	519	522	1,615	1,593
Depreciation and amortization expenses	490	435	1,415	1,265
Operating Income	1,871	1,702	4,340	3,977
Other income (expense):
Interest income	5	3	15	17
Interest expense, net of interest capitalized	(291)	(248)	(805)	(725)
Equity investment income	176	158	328	313
Other income (expense)	1	(2)	10	13
Income before income taxes	1,762	1,612	3,887	3,596
Provision for income taxes	(27)	(34)	(66)	(67)
Net Income	1,735	1,579	3,821	3,529
Less: Net Income attributable to noncontrolling interest	7	4	23	15
Net Income attributable to Royal Caribbean Cruises Ltd.	$1,728	$1,575	$3,798	$3,514

Earnings per Share:
Basic	$6.46	$5.79	$14.15	$12.97
Diluted	$6.45	$5.74	$14.12	$12.83

Weighted-Average Shares Outstanding:
Basic	267	272	268	271
Diluted	268	274	269	275

Comprehensive Income (Loss)
Net Income	$1,735	$1,579	$3,821	$3,529
Other comprehensive income (loss):
Foreign currency translation adjustments	(6)	(2)	(6)	(28)
Change in defined benefit plans	7	(2)	11	(2)
Gain (loss) on cash flow derivative hedges	131	(5)	215	304
Total other comprehensive income (loss)	133	(9)	220	274
Comprehensive Income	1,868	1,570	4,042	3,803
Less: Comprehensive Income attributable to noncontrolling interest	7	4	23	15
Comprehensive Income attributable to Royal Caribbean Cruises Ltd.	$1,861	$1,566	$4,018	$3,788
__________________________________________________
Certain amounts may not add or calculate due to use of rounded numbers.

ROYAL CARIBBEAN CRUISES LTD.
STATISTICS
(unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

Passengers Carried	2,676,480	2,466,039	7,567,360	6,961,768
Passenger Cruise Days	16,692,392	15,356,271	46,527,802	43,402,497
APCD	14,844,688	13,698,886	42,119,787	39,299,263
Occupancy	112.4%	112.1%	110.5%	110.4%

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in millions, except share data)
	As of
	September 30,	December 31,
	2026	2025
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$851	$825
Trade and other receivables, net	409	317
Inventories	304	264
Prepaid expenses and other assets	750	690
Derivative financial instruments	160	115
Total current assets	2,474	2,211
Property and equipment, net	38,297	35,696
Operating lease right-of-use assets	751	620
Goodwill	808	808
Other assets	2,483	2,284
Total assets	$44,813	$41,619

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$2,239	$3,180
Current portion of operating lease liabilities	71	90
Accounts payable	979	953
Accrued expenses and other liabilities	1,983	2,026
Derivative financial instruments	107	67
Customer deposits	6,034	5,739
Total current liabilities	11,413	12,055
Long-term debt	20,116	18,165
Long-term operating lease liabilities	744	600
Other long-term liabilities	627	554
Total liabilities	32,900	31,374

Shareholders’ equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 303,899,853 and 303,054,848 shares issued, at September 30, 2026 and December 31, 2025, respectively)	3	3
Paid-in capital	7,916	7,964
Retained earnings	8,512	5,925
Accumulated other comprehensive loss	(384)	(604)
Treasury stock (36,429,278 and 32,631,826 common shares at cost, at September 30, 2026 and December 31, 2025, respectively)	(4,334)	(3,251)
Total shareholders’ equity attributable to Royal Caribbean Cruises Ltd.	11,713	10,037
Noncontrolling Interest	200	208
Total shareholders’ equity	11,913	10,245
Total liabilities and shareholders’ equity	$44,813	$41,619

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOW
(unaudited; in millions)
	Nine Months Ended September 30,
	2026	2025
Operating Activities
Net Income	$3,821	$3,529
Adjustments:
Depreciation and amortization	1,415	1,265
Net deferred income tax (benefit) expense	(5)	15
Loss (Gain) on derivative instruments not designated as hedges	4	(45)
Share-based compensation expense	94	136
Equity investment income	(328)	(313)
Amortization of debt issuance costs, discounts and premiums	16	72
Loss on extinguishment of debt and inducement expense	105	10
Changes in operating assets and liabilities:
Increase in trade and other receivables, net	(109)	(34)
Increase in inventories	(40)	(4)
Increase in prepaid expenses and other assets	(112)	(42)
Decrease in accounts payable	(60)	(100)
(Decrease) increase in accrued expenses and other liabilities	(220)	19
Increase in customer deposits	295	108
Dividends received from unconsolidated affiliates	309	263
Other, net	89	(37)
Net cash provided by operating activities	5,274	4,842
Investing Activities
Purchases of property and equipment	(3,880)	(3,722)
Cash received on settlement of derivative financial instruments	122	144
Cash paid on settlement of derivative financial instruments	(27)	(12)
Investments in and loans to unconsolidated affiliates	(49)	(94)
Cash received on loans from unconsolidated affiliates	—	126
Other, net	2	25
Net cash used in investing activities	(3,832)	(3,533)
Financing Activities
Debt proceeds	7,227	3,162
Debt issuance costs	(124)	(100)
Repayments of debt	(6,236)	(3,075)
Repurchase of common stock	(1,035)	(655)
Dividends paid	(1,075)	(552)
Payments of withholding tax on stock awards	(191)	(63)
Other, net	19	11
Net cash used in financing activities	(1,415)	(1,272)
Effect of exchange rate changes on cash and cash equivalents	(1)	7
Net increase in cash and cash equivalents	26	44
Cash and cash equivalents at beginning of period	825	388
Cash and cash equivalents at end of period	$851	$432

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$739	$709
Non-cash Investing Activities
Purchase of property and equipment included in accounts payable and accrued expenses and other liabilities	$137	$83

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Margin Yields, Net Yields and Adjusted Gross Margin per PCD are calculated as follows (in millions, except APCD, PCD, Yields, and Adjusted Gross Margin per PCD. Certain amounts may not add or calculate due to the use of rounded numbers):

	Quarter Ended September 30,			Nine Months Ended September 30,
	2026	2026 On a Constant Currency Basis	2025	2026	2026 On a Constant Currency Basis	2025
Total revenues	$5,591	$5,579	$5,139	$14,876	$14,767	$13,676
Less:
Cruise operating expenses	2,711	2,715	2,479	7,506	7,478	6,841
Depreciation and amortization expenses	490	490	435	1,415	1,419	1,265
Gross Margin	2,390	2,374	2,225	5,955	5,870	5,570
Add:
Payroll and related	399	399	342	1,204	1,204	1,010
Food	287	287	264	813	813	750
Fuel	347	347	297	966	967	854
Other operating	606	609	569	1,763	1,748	1,630
Depreciation and amortization expenses	490	490	435	1,415	1,419	1,265
Adjusted Gross Margin	$4,519	$4,506	$4,131	$12,116	$12,021	$11,077

APCD	14,844,688	14,844,688	13,698,886	42,119,787	42,119,787	39,299,263
Passenger Cruise Days	16,692,392	16,692,392	15,356,271	46,527,802	46,527,802	43,402,497
Gross Margin Yields	$161.03	$159.95	$162.39	$141.38	$139.36	$141.73
Net Yields	$304.41	$303.54	$301.58	$287.66	$285.39	$281.87
Adjusted Gross Margin per PCD	$270.71	$269.94	$269.03	$260.40	$258.35	$255.22

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs excluding Fuel are calculated as follows (in millions, except APCD and costs per APCD. Certain amounts may not add or calculate due to the use of rounded numbers):

	Quarter Ended September 30,			Nine Months Ended September 30,
	2026	2026 On a Constant Currency Basis	2025	2026	2026 On a Constant Currency Basis	2025
Total cruise operating expenses	$2,711	$2,715	$2,479	$7,506	$7,478	$6,841
Marketing, selling and administrative expenses	519	519	522	1,615	1,604	1,593
Gross Cruise Costs	3,231	3,234	3,001	9,121	9,083	8,434
Less:
Commissions, transportation and other	735	735	696	1,921	1,909	1,823
Onboard and other	338	338	312	838	837	775
Net Cruise Costs including other costs	2,158	2,161	1,993	6,361	6,336	5,836
Less:
Restructuring charges and other initiative expenses (1)	9	9	1	11	11	7
Net Cruise Costs	2,149	2,152	1,992	6,350	6,325	5,829
Less:
Fuel	347	347	297	966	967	854
Net Cruise Costs excluding Fuel	$1,802	$1,805	$1,695	$5,383	$5,358	$4,976

APCD	14,844,688	14,844,688	13,698,886	42,119,787	42,119,787	39,299,263
Gross Cruise Costs per APCD	$217.64	$217.85	$219.09	$216.54	$215.64	$214.61
Net Cruise Costs per APCD	$144.79	$144.96	$145.44	$150.76	$150.16	$148.33
Net Cruise Costs excluding Fuel per APCD	$121.38	$121.56	$123.75	$127.81	$127.21	$126.61

(1) These amounts are included in Marketing, selling and administrative expenses within our consolidated statements of comprehensive income (loss).

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are calculated as follows (in millions, except APCD and per APCD data. Certain amounts may not add or calculate due to the use of rounded numbers):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Net Income attributable to Royal Caribbean Cruises Ltd.	$1,728	$1,575	$3,798	$3,514
Interest income	(5)	(3)	(15)	(17)
Interest expense, net of interest capitalized	291	248	805	725
Depreciation and amortization expenses	490	435	1,415	1,265
Provision for income taxes	27	34	66	67
EBITDA	2,531	2,289	6,069	5,553

Other (income) expense	(1)	2	(10)	(13)
Restructuring charges and other initiative expenses (1)	9	1	11	7
Equity investment impairment, (recovery) of losses and other	—	—	—	(1)
Adjusted EBITDA	$2,539	$2,293	$6,071	$5,545

Total revenues	$5,591	$5,139	$14,876	$13,676

APCD	14,844,688	13,698,886	42,119,787	39,299,263
Net Income attributable to Royal Caribbean Cruises Ltd. per APCD	$116.44	$114.94	$90.18	$89.42
Adjusted EBITDA per APCD	$171.01	$167.35	$144.13	$141.09
Adjusted EBITDA Margin	45.4%	44.6%	40.8%	40.5%

(1) These amounts are included in Marketing, selling and administrative expenses within our consolidated statements of comprehensive income (loss).

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Adjusted Net Income attributable to Royal Caribbean Cruises Ltd., and Adjusted Earnings per Share are calculated as follows (in millions, except per share data. Certain amounts may not add or calculate due to the use of rounded numbers):

	Quarter Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Net Income attributable to Royal Caribbean Cruises Ltd.	$1,728	$1,575	$3,798	$3,514
Loss on extinguishment of debt and inducement expense (1)	21	—	50	10
Restructuring charges and other initiative expenses (2)	9	1	11	7
Amortization of Silversea intangible assets resulting from the Silversea acquisition	2	2	5	5
Gain on sale of noncontrolling interest (3)	—	—	—	(11)
Equity investment impairment, (recovery) of losses and other	—	—	—	(1)
Adjusted Net Income attributable to Royal Caribbean Cruises Ltd.	$1,760	$1,577	$3,865	$3,523

Earnings per Share - Diluted (4)	$6.45	$5.74	$14.12	$12.83
Adjusted Earnings per Share - Diluted (5)	$6.57	$5.75	$14.36	$12.83

Weighted-Average Shares Outstanding - Diluted	268	274	269	275

(1) For 2026, includes the loss on extinguishment of debt associated with the February and August redemptions of debt. For 2025, includes $10 million of inducement expense related to the settlements of the 2025 6.00% convertible notes. These amounts are included in Interest expense, net of interest capitalized within our consolidated statements of comprehensive income (loss).
(2) These amounts are included in Marketing, selling and administrative expenses within our consolidated statements of comprehensive income (loss).
(3) For 2025, represents gain on sale of noncontrolling interest of Floating Docks and Grand Bahama Shipyard. These amounts are included in Other income (expense) within our consolidated statements of comprehensive income (loss).
(4) For 2025, diluted EPS includes the add-back of dilutive inducement and interest expense related to our convertible notes of $16 million for the nine months ended September 30, 2025.
(5) For 2025, Adjusted Diluted EPS includes the add-back of dilutive interest expense related to our convertible notes of $6 million for the nine months ended September 30, 2025.